Exhibit 99.1

CONSENT OF DUFF & PHELPS, LLC

Malkin Holdings LLC

One Grand Central Place

60 East 42nd Street

New York, NY 10165-3003

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated December 21, 2012, to Malkin Holdings LLC and to each of the partnerships referred to therein and our appraisal provided to Malkin Holdings LLC attached as Appendix A and Appendix B, respectively, to the prospectus/consent solicitation statement of Empire State Realty Trust, Inc., which forms a part of the Registration Statement of Empire State Realty Trust, Inc. on Form S-4, and (ii) the description of and references to such opinion and appraisal and the references to our name in such prospectus/consent solicitation statement under the headings “SUMMARY—The Consolidation—Appraisal,” “SUMMARY—The Consolidation—Fairness Opinion,” “REPORTS, OPINIONS AND APPRAISALS—General,” “REPORTS, OPINIONS AND APPRAISALS—Appraisal” (excluding the disclosure under the subheading “Supervisor’s Reasons for Representation as to 50/50 Allocation”), and “REPORTS, OPINIONS AND APPRAISALS—Fairness Opinion” (excluding the third sentence of the second paragraph, the first sentence of the third paragraph, and the final paragraph).

By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ DUFF & PHELPS, LLC

DUFF & PHELPS, LLC

Date: December 21, 2012